Exhibit 99.1

Formerly

          KFx Becomes EVERGREEN ENERGY INC.

CEO Mark Sexton Named Chairman

Rebranding Signifies Emergence as Vertically Integrated Energy Production Company

DENVER, September 25, 2006 - KFx Inc. (Amex: KFX) announced that in keeping with its strategy to use technology to create cleaner coal for generating power, it will begin doing business as Evergreen Energy Inc. and will seek stockholder approval to formally change its name to Evergreen Energy Inc. Evergreen’s first commercial clean energy product, K-Fuel™ Refined Coal, will retain its brand name. Beginning Friday, September 29, 2006, Evergreen will commence trading on the NYSE Arca Exchange under the new ticker symbol “EEE.” Until Friday, Evergreen will continue to trade under the symbol “KFx” on the American Stock Exchange.

In addition, the company announced a series of executive and director level moves:
o	CEO Mark Sexton has been named to the additional position of Chairman of the Board, replacing Ted Venners in that role. Mr. Venners will remain Chief Technology Officer and a Director.
o	Executive Vice President Kevin Collins will become Chief Operating Officer, replacing Robert Hanfling. Mr. Hanfling, will remain President.
o
Effective the end of September, Richard Spencer, director since 2002, will leave the Board of Directors. Evergreen will consider pursuing potential strategic joint venture and financing opportunities with Mr. Spencer’s investment firm. Both the Company and Mr. Spencer believe that it is appropriate for Mr. Spencer to leave the Board to avoid the appearance of any potential conflicts of interest.

“We look forward to working with Mr. Spencer in this new capacity with the expectation that this change in our relationship will accelerate our vertical integration strategy,” commented Mark Sexton.

Sexton said, “Changing our listing and name has been an element of our strategic plan since I joined the company one year ago. The name Evergreen Energy Inc. captures our key attributes, namely our commitment to delivering clean energy and our strategy to vertically integrate our operations as an energy production company. Our team successfully executed the vertical integration business model in the past, we’re executing successfully here, and we feel strongly that it’s the best way to build an environmentally responsible energy production company.”

In the prior company, Sexton’s team built a vertically integrated coal bed methane energy company and grew it from a $30 million capitalization company to a $2.1 billion valuation over a period of approximately 10 years.

Evergreen Energy Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Formerly

While the Company name will change, the product names will not change. This includes the Company’s flagship Refined Coal product, K-Fuel™, which is commercially shipping from the Company’s Ft. Union facility to industrial and utility customers, and the Company’s K-Direct™ solution for coal-fired power plants.

Since Mr. Sexton joined the newly renamed Evergreen on September 28, 2005, the Company has notched a number of important milestones in the commercialization of K-Fuel™ and its evolution into an energy production company. Those include:
o	The completion of the Ft. Union plant
o	Successful independent product testing
o	Purchase of coal marketing and mining firm Buckeye Industrial Mining Company
o	Transportation and Logistics Agreement with DTE Coal Services
o	First commercial shipments to industrial customer
o	First unit train shipment and successful test burn by Eastern utility
o	Technical services agreement with Bechtel
o	Commitments for train shipments to additional industrial and utility customers

“The time for K-Fuel™ Refined Coal is now,” added Sexton. “Coal supplies are tightening, emissions standards are strengthening, and public support for clean energy is building. The company receives more inquiries from potential customers each month. We believe this confirms that K-Fuel™ Refined Coal is a necessary solution for the coal industry’s supply and emission constraints. While everyone seems to be talking about cleaner coal these days, Evergreen Energy Inc. is actually doing it. We are successfully shipping Refined Coal to coal consumers in the utility and industrial markets. K-Fuel™ Refined Coal is a compelling solution to many energy industry problems, and our solution deserves much more attention.”

About Evergreen Energy Inc.
Evergreen Energy Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of carbon dioxide, sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Evergreen Energy Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Formerly

Forward-Looking Statements
Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:            Evergreen Energy Inc., Denver, CO
Analyst Contact:
Karli Anderson, Director of Investor Relations
303-293-2992
###

Evergreen Energy Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430